FOOD SERVICES AGREEMENT

            This Agreement is effective this 8th day of October, 2003 by and between Host America, Inc. (hereinafter called “Host America”), a corporation with principal offices at Two Broadway, Hamden, CT 06518 and Honeywell International, (Teterboro Operations). Honeywell Teterboro has its principal office located at 699 Route 46 East, Teterboro, New Jersey 07608 (hereinafter called “HONEYWELL TETERBORO”).

            In consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, HOST AMERICA and HONEYWELL TETERBORO agree as follows:

Article 1
Purpose of the Agreement

1.1

Appointment of HOST AMERICA: During the term of this Agreement, HONEYWELL TETERBORO hereby retains HOST AMERICA and grants to HOST AMERICA the exclusive right to direct, manage, control and operate the Food Services required by HONEYWELL TETERBORO for business and other catered functions on the Premises.

1.2

Independent Contractor:  HOST AMERICA shall be an independent contractor and shall retain exclusive control and responsibility over its employees and agents.  HONEYWELL TETERBORO shall, likewise, retain exclusive control and responsibility over its employees and agents.

1.3

Regulations: HONEYWELL TETERBORO may make reasonable regulations for use and occupancy of the Premises by HOST AMERICA.  Prior to the adoption of any such reasonable regulations, HONEYWELL TETERBORO shall give HOST AMERICA not less than 10 days’ prior written notice of the adoption of any proposed regulation (or modification to an existing regulation) and shall permit it to provide written comments/objections.  HONEYWELL TETERBORO shall give fair consideration to any such comments/objections prior to the adoption of any final regulation.  Upon final adoption, HOST AMERICA, its employees and agents, shall reasonably comply with all such regulations which shall include but are not limited to the Honeywell Dress Code (attached hereto), Honeywell Code of Conduct (attached hereto), adherence to speed limits and parking regulations while on Honeywell Premises, etc. HONEYWELL TETERBORO’s authorized representatives shall have access to the Premises at all times.

Article 2 Definitions

2.1	Food Services: The preparation, service and sale of food, beverages, vended products and other related goods, and merchandise by HOST AMERICA at the Premises pursuant to the terms of this Agreement.

2.2	Gross Hourly Wages: The total wages earned by an hourly employee (including overtime) without deducting taxes or other items.

2.3	Gross Management Salary: The total salary earned by a salaried employee without deducting taxes or any other items.

2.4	Gross Salaries and Wages: The total of Gross Management Salaries and Gross Hourly Wages.

2.5	Gross Sales: All sales of food, beverages, and other related goods, and merchandise and catering services, including sales, use and other applicable taxes.

2.6	Net Sales: Gross sales excluding sales, use and other applicable taxes.

2.7

Operating Expenses:All costs, charges and expenses relating to the opening of the Food Services operation including, but not limited to relocation expenses, opening employment expenses, interviewing expenses, training crew labor expenses (meals / lodging), and charges for finance and operating manuals, advertising, forms, opening promotions, and opening office supplies at no cost to HONEYWELL TETERBORO.  Operating Expenses shall include all costs, charges, and expenses incurred in connection with Food Services, including, but not limited to the following:

	A)	Goods, including food, beverages, and other related merchandise and supplies and the distribution, quality control, and storage of same.

B)

Gross salaries and wages plus a charge equal to a percentage of gross salaries and wages which covers taxes, payroll administration, workman’s compensation insurance, benefits as accrued, retirement plans, benefits services and cost of administering such plans and services.

2.8

Operating Calendar:  The Food Services facilities at the Premises will operate 52 weeks per year (excluding HONEYWELL TETERBORO observed Holidays). HONEYWELL TETERBORO will observe the following holidays in the year 2003:

New Year’s Day Independence Day Good Friday Labor Day Memorial Day Thanksgiving Weekend (Thursday / Friday) Christmas through New Years (12/24/03 – 1/4/04)

HOST AMERICA shall be given reasonable advance notice of future observed Holidays.

2.9

Description of Facilities:  HONEYWELL TETERBORO’s cafeteria is located at 699 Route 46 East, Teterboro New Jersey (also referred to as the “Premises”). The facility includes a complete kitchen, scatter type servery, dish washing area and dining room with 350 – 400 seats.

2.10

Hours of Operation:Minimum Cafeteria Hours are as follows:

Breakfast & Lunch    6:30 a.m.   –   1:30 p.m. (1:00 p.m. on Fridays)

The cafeteria is in operation Monday through Friday with “full service” being provided during the hours of 6:30 a.m. – 9:30 a.m. and 11:30 a.m. – 1:30 p.m. (1:00 p.m. on Fridays).  The cafeteria will operate on a “grab and go” basis during the 9:30 a.m. – 11:30 a.m. period each day.   These hours are subject to change at the discretion of HONEYWELL TETERBORO upon reasonable advance notice to HOST AMERICA.  In the event that any change in the hours of operation will cause substantial economic impact on HOST AMERICA, HOST AMERICA shall be permitted to propose reasonable compensation for such change, and the parties agree that this matter will be discussed and resolved in a commercially reasonable manner.  If Host America desires to close the cafeteria for a period of one half hour they will be permitted to do so between 9:30 a.m. and 11:30 a.m..

2.11

Profit:  All revenues derived from the Food Services less all costs and expenses of operating the Food Services business including, but not limited to general and administrative expense, and operating expense.

2.12	Small Wares: Dishware, glassware, flatware, utensils, catering supplies and other similar items.

Article 3 Term and Exclusivity

3.1

Term: Subject to the provisions of Article 10 hereof, the initial Term of this Agreement shall be three (3) years, commencing November 1, 2003.  Notwithstanding the foregoing, in the event that HOST AMERICA and HONEYWELL TETERBORO mutually consent in writing to HOST AMERICA’ continued operation of the Food Services after the expiration of the above stated initial Term, then the terms of this Agreement shall remain in full force and effect until this Agreement is terminated by either party upon ninety (90) days prior written notice or until the parties agree otherwise.

3.2

Food Services Exclusive:   During the Term of this Agreement, HONEYWELL TETERBORO grants HOST AMERICA the exclusive right to operate Food Services from the Premises. Upon mutual agreement of the parties, HOST AMERICA shall also provide and service any food and beverages required by HONEYWELL TETERBORO for business or other catered functions except for special events, which may occur occasionally, where HONEYWELL TETERBORO deems it necessary to use a food service provider other than HOST AMERICA.

Article 4 Services to be Performed

4.1	Service: HOST AMERICA shall manage and operate the following Food Services for HONEYWELL TETERBORO:

	A) B) C)	Cafeteria Services Special Functions Vending Services

4.2

Menus:  Menus portions and prices of the Food Services shall be recommended by HOST AMERICA, subject to HONEYWELL TETERBORO’s approval which shall not be unreasonably withheld. The menus shall be delivered and retrieved as mutually agreed upon by the parties.  It is expressly acknowledged by HONEYWELL TETERBORO that HOST AMERICA shall have the right to make a commercially reasonable profit provided that it operates its enterprise in a commercially efficient manner and that menus portions and prices charged for the Food Services shall be commercially reasonable.

4.3

Surveys: HOST AMERICA shall conduct semi-annual HONEYWELL TETERBORO surveys as a component of HOST AMERICA’s self-evaluation program. The first such survey shall be conducted 2-3 months after commencement of this Agreement.  Results of all surveys and action plans shall be reviewed periodically with HONEYWELL TETERBORO’s administration.

4.4

HOST AMERICA Food Service Employees: All Food Services employees shall be employees of HOST AMERICA and shall be compensated directly by HOST AMERICA.  All Host America employees working at Honeywell Teterboro shall be US citizens, naturalized citizens or resident aliens.

Article 5 Employees

5.1

HOST AMERICA Personnel Obligations:  HOST AMERICA shall be solely responsible for employees on its payroll including, but not limited to, responsibility for recruitment, employment, promotion, pension, payment of wages, benefits, layoff, termination and shall comply with all applicable laws and regulations. HOST AMERICA shall prepare and process the payroll for its employees and shall withhold and pay all applicable federal and state employment taxes and payroll insurance relating to its employees, including, but not limited to any income, social security and unemployment taxes and workers’ compensation costs and charges. HOST AMERICA shall indemnify, defend and hold HONEYWELL TETERBORO harmless from and against any claims, liabilities and expenses related to or arising out of HOST AMERICA’s failure to fulfill its responsibilities under this section.

5.2

HONEYWELL TETERBORO Personnel Obligations: HONEYWELL TETERBORO shall be solely responsible for employees on its payroll including, but not limited to, responsibility for recruitment, employment, promotion, pension, payment of wages, benefits, layoff, termination and shall comply with all applicable laws and regulations.  HONEYWELL TETERBORO shall prepare and process the payroll for its employees and shall withhold and pay all applicable federal and state employment taxes and payroll insurance relating to its employees, including, but not limited to any income, social security and unemployment taxes and workers’ compensation costs and charges. HONEYWELL TEREBORO shall indemnify, defend and hold HOST AMERICA harmless from and against any claims, liabilities and expenses related to or arising out of HONEYWELL TETERBORO’s failure to fulfill its responsibilities under this section.

5.3

Agreement Not To Hire: Neither party shall, without written consent of the other, hire, make any agreement or permit the employment in any of its operations of any employee of the other party who terminates employment during the Term of this Agreement and within one (1) year after termination of this Agreement.  This provision shall survive termination of the Agreement.

5.4

Equal Opportunity Employer: Neither party shall discriminate because of race, color, religion, national origin, disability, or status as a Vietnam veteran, as defined and prohibited by applicable law, in the recruitment, selection, training, utilization, promotion, termination or other employment related activities concerning Food Services personnel. HOST AMERICA and HONEYWELL TETERBORO affirm that it is an equal opportunity employer and each shall comply with all applicable federal, state and local laws and regulations.

5.5

HOST AMERICA Food Services Employees: All Food Services employees shall be employees of HOST AMERICA and shall be compensated directly by HOST AMERICA. HOST AMERICA shall consider HONEYWELL TETERBORO’s employee policies and practices when establishing policies and practices for its employees.

Article 6 Facilities Maintenance and Inventories

6.1

Premises and Equipment:  HONEYWELL TETERBORO shall furnish, at its expense, in an “as is” condition the premises and equipment, including but not limited to suitably furnished office space, fire extinguishing equipment, kitchen equipment, and facilities for safekeeping of funds.

6.2

Condition of Premises and Equipment: The premises and equipment provided by HONEYWELL TETERBORO for use in Food Services operations shall be in good condition and maintained by the providing party to ensure compliance with applicable laws concerning building conditions, sanitation, safety and health. HONEYWELL TETERBORO agrees that any modifications or alterations to the workplace or the Premises (whether structural or non-structural) necessary to comply with any statute or governmental regulations shall be responsibility of HONEYWELL TETERBORO and shall be at the HONEYWELL TETERBORO’s expense. HONEYWELL TETERBORO AND HOST AMERICA will conduct and prepare a written initial inventory of equipment being supplied at the time HOST AMERICA begins work on site.  In the event that any item of equipment (other than “small wares” as further provided below) reaches the end of its useful life, HONEYWELL TETERBORO shall replace any such item(s) upon written notice by HOST AMERICA.

6.3	Sanitation: Food Services department employees shall clean the following areas of the Premises:

	A)	Main Kitchen	1) Equipment 4) Kitchen floors and walls 2) Work Stations 5) Counter Tops 3) Walk in refrigerator

	B)	Cafeteria:	1) Serving Areas 4) Equipment 2) Serving Area Tables 3) Table tops

	C)	Dining Area	1) Tables 2) Chairs

HONEYWELL TETERBORO’s maintenance staff will provide daily service for the wet mopping of cafeteria service floors and also the cleaning and maintenance of the dining area carpets and floors.  A plan for monthly cleaning and sanitation will be developed by HOST AMERICA and maintained by HONEYWELL TETERBORO’s maintenance staff to ensure a clean facility that meets all necessary life/safety and sanitary codes and regulations.

HONEYWELL TETERBORO shall, at its expense, furnish HOST AMERICA with complete building maintenance services, including, without limitation, the replacement of light bulbs and fixtures, cleaning of dining area walls, windows, ceilings, ducts, traps, and light fixtures.

HONEYWELL TETERBORO shall provide as needed janitorial service for areas of the Premises not specified above, including drapes, walls, fixtures, windows, ceiling fixtures and air ducts and exhaust vent systems (per local ordinance). HOST AMERICA will be responsible to discard Food Services trash in an area to be specified by HONEYWELL TETERBORO.

6.4

Utilities and Services: HONEYWELL TETERBORO shall, at its expense, furnish all utilities, telephone services (not including long distance), rubbish removal, extermination services and maintenance of equipment for Food Services operation.

6.5

Maintenance: HONEYWELL TETERBORO shall, at its expense, provide maintenance personnel and outside maintenance services, parts and supplies for properly maintaining the Premises and the equipment provided by HONEYWELL TETERBORO. HONEYWELL TETERBORO shall be responsible for and shall pay all costs of maintenance, including repair parts, labor and supplies.

6.6

Inventory of Small Wares: At the commencement of this Agreement, HONEYWELL TETERBORO and HOST AMERICA jointly shall inventory all Small Wares owned by HONEYWELL TETERBORO and shall agree as to required inventory levels of Small Wares as described herein.  Inventories that fall below agreed levels shall be brought up to such required levels at HONEYWELL TETERBORO’s sole expense.  If at any time HOST AMERICA is to provide at HONEYWELL TETERBORO’s request additional Food Services, HONEYWELL TETERBORO shall be responsible to increase, without charge to HOST AMERICA, Small Wares inventories required for the additional service.  HONEYWELL TETERBORO at its sole expense shall maintain required Small Wares inventory levels, providing replacements when needed.  A monthly “Breakage Report” shall be supplied by HOST AMERICA to HONEYWELL TETERBORO at the beginning of each calendar month.  Where possible, the parties agree that paper goods should be used to maximize recycling process.

Article 7 Financial Arrangements

7.1

FINANCIAL CONSIDERATION:  In the event there is an operating shortfall, where the total monthly cost of operation exceeds the total monthly sales, HONEYWELL, at its’ option, will provide free breakfast items for their employees. In consideration, HOST will either charge HONEYWELL a price to be determined, or HONEYWELL will have the option to pay such operating shortfall directly to HOST. In the event total sales exceeds total monthly expenses, HOST will accrue the amount of sales that exceeds monthly expenses and use this amount as a set-off for a future month where monthly expenses exceeds monthly sales.  Included in the monthly expenses will be an administrative charge equal to five percent (5%) of sales, and a management fee equal to three and one-half (3.5%) of sales.  If the monthly shortfall exceeds $3,000 in any month representatives from HOST AMERICA and HONEYWELL will met to discuss the method of relieving the operating shortfall.

7.2

Credit Sales: HOST AMERICA shall collect all amounts due from credit sales, including amounts due for special functions, guest and staff meals. HOST AMERICA shall provide billing information to HONEYWELL TETERBORO for any such credit sales for services provided by HOST AMERICA and include such sales on its invoices to HONEYWELL TETERBORO.

7.3

Record Keeping: HOST AMERICA will maintain accurate records of net sales and will retain all such records for a period of at least two (2) years.  HONEYWELL TETERBORO will have the right, at its expense, to examine and audit such records not more than once each calendar year (not including any Government requests for audit) upon advance written notice and at reasonable times during HOST AMERICA’ normal business hours.

Article 8 Financial Adjustment

8.1

Changes in Policies and Practices:  The financial terms of the Agreement are, in part, based upon the type of Food Services existing at commencement of the Agreement.  HOST AMERICA shall not be held accountable to bear losses as a result of equipment failures (unless caused by HOST AMERICA’s acts or omissions), or events of force majeure such as flood, war, or earthquake. On no less than 30 days’ written notice by either party given no more than once per calendar year per party, the parties agree to review, discuss and if appropriate change the financial terms of this Agreement whenever the scope of the Food Services or other economic factors materially change.

8.2

Taxes: HOST AMERICA shall bill and collect sales and use taxes, if applicable, on all meals and services rendered on or from the Premises. If the parties disagree as to the taxability of any meals or services, the parties shall cooperate to promptly obtain a ruling from the appropriate governmental authority. Nothing herein is intended to relieve HOST AMERICA from the payment of applicable city, state or federal income taxes. This provision shall survive termination of the Agreement.

Article 9 Insurance and Indemnity

9.1

Insurance: HOST AMERICA shall, as a charge to the Food Services operation, maintain the following insurance coverage (whenever commercially reasonable and obtainable): worker’s compensation, providing statuary coverage A and coverage B limits of $500,000/$500,000/$500,000; a comprehensive general liability policy with a limit of $1,000,000 combined single limit for bodily injury and property damage; a comprehensive automobile policy with a limited $1,000,000 combined single limit for bodily injury and property damage; and umbrella excess policies providing limits of not less than $5,000,000 combined single limit over the primary coverage.  Upon commencement (or within ten (10) days after commencement) of this Agreement, HOST AMERICA shall provide HONEYWELL TETERBORO with certificates of insurance evidencing insurance coverage.

9.2

Property Insurance: HONEYWELL TETERBORO shall keep the Premises and all property contained therein, insured against loss or damage from fire, explosion or other cause normally covered by standard broad form property insurance policies with HOST AMERICA listed as an additional insured.

9.3

Mutual Indemnity: Except as specifically provided in the Agreement, each party shall defend, indemnify and hold the other harmless from and against all claims, liability loss and expenses including reasonable costs, collection expenses and attorney fees, which may arise because of the acts or omissions of the indemnifying party, its agents or employees in the performance of its obligations under the Agreement.  This provision shall survive termination of the Agreement.

9.4

Liability for Non-HOST AMERICA Approved Vendors: HONEYWELL TETERBORO understands that HOST AMERICA has entered into agreements with many vendors and suppliers of products which 1) give HOST AMERICA the right to inspect such vendors’ and suppliers’ plants and/or storage facilities, and 2) require such vendors and suppliers to adhere to standards to ensure the quality of the products purchased by HOST AMERICA for or on behalf of HONEYWELL TETERBORO. In such instances, for the mutual protection of HONEYWELL TETERBORO and HOST AMERICA and where commercially reasonable, liability insurance (including products liability coverage) and contractual liability insurance in the amount of not less than two million dollars ($2,000,000) will be required by each vendor. To the extent commercially reasonable, a certificate evidencing such insurance shall be provided to HONEYWELL TETERBORO and HOST AMERICA upon the request of either party.  HOST AMERICA shall also require each such vendor to sign an indemnity certificate (acceptable to HONEYWELL TETERBORO and HOST AMERICA) in which such vendor shall agree to defend, indemnify and hold harmless HONEYWELL TETERBORO and HOST AMERICA from and against all claims, liabilities, losses and expenses, including reasonable costs, collection expenses, attorney’s fees which may arise as a result of using such vendor’s product, except when such liability arises as a result of the sole negligence of HOST AMERICA and/or HONEYWELL TETERBORO.

Article 10 Termination

10.1

Termination for Cause:  If either party breaches a material provision hereof (“cause”) the non-breaching party shall give the other party notice of such cause. If the cause is remedied within thirty (30) days in the case of failure to make payment when due or sixty (60) days for any other cause, the notice shall be deemed to be null and void.  If such cause is not remedied within the specified period, the party giving notice shall have the right to terminate the Agreement upon expiration of such remedy period.  The rights of termination referred to in the Agreement are not intended to be exclusive and are in addition to any other rights or remedies available to either party at law or in equity.

10.2

Termination Without Cause: Either party may terminate the Agreement at any time upon at least sixty (60) days’ prior written notice to the other party.  If HONEYWELL TETERBORO exercises such option within the initial three year term of this Agreement, HOST AMERICA shall be entitled to be compensated for any direct costs (costs to be determined by a negotiated settlement agreeable to HOST AMERICA and HONEYWELL TETERBORO) that HOST AMERICA suffers as a result of such early termination.

10.3	Rights and Duties upon Termination: Upon termination of this Agreement for any reason, the following provision will apply:

A)

HONEYWELL TETERBORO’s Facility: HOST AMERICA shall relinquish the Premises to HONEYWELL TETERBORO. HOST AMERICA will return HONEYWELL TETERBORO’s facility and all equipment therein in the same condition as existed at the time of delivery to HOST AMERICA, excepting ordinary wear and tear, loss or damage occurring without the fault of negligence of HOST AMERICA.

B)

Inventory and Supplies: HOST AMERICA will submit to HONEYWELL TETERBORO, within fifteen (15) days after the date of termination, a schedule of all usable inventory and supplies purchased by HOST AMERICA for the Food Services operation, including any equipment purchased by HOST AMERICA on HONEYWELL TETERBORO’s behalf and HONEYWELL TETERBORO or HOST AMERICA’s successor will reimburse HOST AMERICA an amount equal to HOST AMERICA’s invoice cost for such inventory, supplies and equipment within fifteen(15) days after receipt of such schedule, if purchased at HONEYWELL TETERBORO’s written request.

C)

Final Accounting: HOST AMERICA will deliver to HONEYWELL TETERBORO, within thirty (30) days after the date of termination, a final accounting of the results of the Food Services operation and will remit to HONEYWELL TETERBORO all amounts due, if any.

10.4	Final Payment: Within sixty (60) days of any termination for any reason, HONEYWELL TETERBORO shall pay in full all outstanding invoices and any other amounts owed.

Article 11 Confidentiality

11.1

Trade Secrets and Proprietary Rights: Both parties acknowledge that from time to time, its employees, agents and representatives may come to learn or be in possession of certain information that the other party regards as proprietary and treats as confidential. Accordingly, both parties agree that it will keep any such information confidential and will take all reasonable measures to prevent its unauthorized disclosure. Such proprietary and confidential information shall remain the exclusive property of the owner and shall be returned, where possible, to the other party at the termination of this Agreement. To this end, both parties will cause its employees, agents and representatives to sign confidentiality agreements if either party so requests that these employees, agents and representative sign said agreements. This provision will survive the termination of this Agreement.

Article 12 General Terms and Conditions

12.1

Compliance with Law:  HOST AMERICA and HONEYWELL TETERBORO shall comply with all applicable laws, ordinances, rules and regulations to Food Services sanitation, safety and health and obtain all required licenses and permits required by such party to perform its obligations under this Agreement. The parties shall cooperate with one another to accomplish the foregoing.

12.2

Notices: Any notice or communication required or permitted to be given under the Agreement shall be in writing and either served personally, delivery by nationally recognized courier, or sent by United States certified mail, postage prepaid with the return receipt requested, addressed to the other party.

	To HONEYWELL TETERBORO		Honeywell International 699 route 46 East Teterboro, NJ 07608 Attn: Ronald Galati Purchasing Manager

	To HOST AMERICA:		Host America, Inc. Two Broadway Hamden, CT 06518-2697 Attn: David Murphy, Vice President
And/or such other persons or places as either of the parties may hereafter designate in writing. All such notices shall be effective when received.

12.3

Force Majeure:  neither HOST AMERICA nor HONEYWELL TETERBORO shall be liable for failure to perform its respective obligations under the Agreement when such failure is caused by fire, explosion, water, act of God, civil disorder or disturbances, vandalism, war, riot, sabotage, weather and energy related closings, governmental rules, and regulations or like causes beyond the reasonable control and without the fault or negligence of such party.

12.4

Construction and Effect: A waiver of any failure to perform under the Agreement shall neither be construed as nor constitute a waiver of any subsequent failure. The article and section headings used herein are used solely for convenience and shall not be deemed to limit the subject of the articles and sections or be considered n their interpretation.

12.5	Severability: If any term or provision of the Agreement is deemed invalid or unenforceable, the reminder of the Agreement shall not be affected thereby, and shall remain in full force and effect.

12.6

Amendments: The Agreement contains all agreements of the parties with respect to matters covered herein, superseding and prior agreements and may not be changed by other than by an agreement in writing signed by the parties hereto.

12.7	Governing Law: This Agreement shall be construed in accordance with the laws of New Jersey.

12.8

Assignment: The Agreement may not be assigned by either party without the written consent of the other party, except that HOST AMERICA or HONEYWELL TETERBORO may, without prior approval and without being released from any of its responsibilities hereunder, assign the Agreement to any affiliate or wholly-owned subsidiary of HOST AMERICA or HONEYWELL TETERBORO.

12.9

Insolvency: In addition to all other rights herein, either party may terminate the Agreement without prior notice should the other party become insolvent, voluntarily file for bankruptcy or receivership, or make any assignment for the benefit of creditors, or should the other party have commenced against it any proceeding, suit or action in bankruptcy or receivership provided such proceeding, suite or action is not dismissed within thirty (30) days.

12.10

Dispute Resolution: The parties hereby acknowledge the duty of good faith and fair dealing that applies to the performance of their respective duties hereunder.  Except as otherwise specifically provided in this agreement, if any dispute concerning a question of fact and/or law arising under this Agreement is not disposed of by agreement of the parties, then either party may submit the dispute for binding arbitration to be conducted in Hackensack, New Jersey (or as the parties otherwise stipulate) under the Commercial Arbitration Rules of the American Arbitration Association (AAA) by one (1) arbitrator appointed in accordance with said rules.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties agree that the decision of the arbitrator shall be final and binding and that this decision shall be immediately delivered to the parties at the close of the arbitration.  All fees and charges of the arbitrator and of the American Arbitration Association shall be borne equally by the parties.  Before any dispute is brought to AAA for arbitration, the matter will be elevated to Senior Management for resolution. If within thirty (30) days no resolution can be achieved, then either party may submit the dispute for binding arbitration.  Pending settlement or final decision of any such dispute, HOST AMERICA shall proceed diligently with the performance of this Agreement in accordance with the reasonable directions of HONEYWELL TETERBORO.

12.11

Limitation of Liablility Except for bodily injury or death, and except for indemnities given in this Agreement, neither party hereto shall be liable to the other party for special, consequential or indirect damages that are claimed to be incurred by the other party whether such claim arises under the contract, tort (including strict liability) or other theory of law. The term "special, indirect, incidental or consequential damages" as used herein shall include, but is not limited to, punitive or exemplary damages, loss of business or business reputation, loss of profit, increased expense of operation, idle time, cost of money, loss of use of capital or revenue or other special, consequential or indirect damages of any nature arising at any time from any cause whatsoever.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Honeywell International                                                   Host America, Inc.
Teterboro Operations

By:______________________                                       By:________________________

Name: ___________________                                        Name:_____________________

Title: ____________________                                      Title:_______________________